Exhibit 10.3

August 12, 2026

Keith A. Harvey

Re: Transition Letter, Executive Chairman

Dear Keith,

Thank you for your leadership, 45 years of service to Kaiser Aluminum Corporation (the “Company”) and your significant contribution to the Company’s success. This letter confirms the understanding between you and the Company regarding the leadership transition that is expected to take effect on November 1, 2026 (the “Transition Date”).

As of the Transition Date, you will (i) cease serving as President and Chief Executive Officer of the Company, (ii) become Executive Chairman of the Company, and (iii) serve as special advisor to the Company’s successor President and Chief Executive Officer, with such duties and responsibilities as are commensurate with such role and otherwise as mutually agreed between you and the Board of Directors of the Company (the “Board”). In addition, you will remain a Class I director on the Board, to serve in accordance with the Company’s Amended and Restated Bylaws. Effective as of the Transition Date, you will resign from all officer positions with the Company and its subsidiaries and affiliates, and you agree to promptly execute any documentation reasonably requested by the Company to effectuate those resignations.

In addition, in connection with the planned transition, which will begin on the Transition Date and continue for one year (the “Transition Period”), (i) your base salary will continue as currently in effect through December 31, 2026, and (ii) you will be entitled to receive your 2026 short-term cash incentive award when normally paid in March 2027 without proration. Through the remainder of the Transition Period, in consideration of your commitment to support the transition and in lieu of any additional compensation as the Executive Chairman, (i) your base compensation will be $.9 million paid ratably over the Transition Period, (ii) you will be entitled to participate in the Company’s 2027 short-term cash incentive plan with a reduced target of $.9 million for the remainder of the Transition Period, which will be paid when normally paid in March 2028, and (iii) you will receive a 2027 long-term incentive grant with a reduced target of $2.2 million consisting solely of restricted stock units vesting on the first anniversary of the grant date except as otherwise contemplated in the applicable grant documents.

During the Transition Period and through your continued employment with the Company, your outstanding long-term incentive awards will remain outstanding and subject to the terms and conditions of the underlying grant documents; provided, however that your outstanding awards will vest (subject to performance and time based vesting conditions, as applicable) without proration, notwithstanding any subsequent termination of your employment. Effective as of the end of the Transition Period, your compensation as Executive Chair and a member of the Board will be in accordance with the Company’s director compensation programs rather than as set forth above. During the Transition Period, you will remain an employee of the Company and, except as otherwise set forth in this letter, also continue to be eligible to participate in the employee benefit plans and programs of the Company applicable to senior executives generally, as may be in effect from time to time in accordance with the terms of such plans and programs, except as otherwise provided in this letter.

The Company or its affiliate may withhold from any amounts described in this letter all federal, state, city or other taxes or amounts as may be required to be withheld pursuant to applicable law. The payments and benefits provided under this letter are intended to comply with or be exempt from Section 409A of the Internal Revenue Code, and the payments and benefits provided hereunder shall be interpreted and administered in a manner consistent with such intent. Notwithstanding the foregoing, the Company will not be obligated to guarantee any particular tax result for you with respect to any of the compensation described herein, and you will be responsible for any taxes imposed on you in connection with such amounts.

By signing this letter, you hereby reaffirm your obligations under Section 7 of your amended and restated severance agreement, which obligations shall remain in full force and effect in accordance with their terms.

You agree to cooperate reasonably with the Company following the termination of your employment with respect to any matters related to your service as President and Chief Executive Officer, including providing information and assistance in connection with any pending or future litigation, investigation, or regulatory proceeding involving the Company. The Company will reimburse you for reasonable out-of-pocket expenses incurred in connection with such cooperation.

Finally, as of the Transition Date, you agree that your amended and restated severance agreement will terminate and be of no further force and effect (except that Section 7 thereof shall survive in accordance with its terms) and you will not participate in the Company’s severance plan for salaried employees. You specifically agree to the changes set forth in this letter, that none of them will give rise to a “Good Reason” right under your amended and restated severance agreement or otherwise and waive any rights in that regard.

This letter embodies the complete agreement and understanding between the Company and you with respect to the subject matters set forth herein and supersedes any prior understandings, agreements or representations related to such matters.

Thank you for your tremendous contributions to the success of the Company, your continued service during the Transition Period and as the Executive Chair and a member of the Board as we work together to help facilitate a successful transition and position the Company for continued success.

Sincerely,

KAISER ALUMINUM CORPORATION
/s/ John M. Donnan
Name:	John M. Donnan
Title:	EVP, Chief Administrative Officer & General Counsel

Accepted and Agreed:
/s/ Keith A. Harvey
Keith A. Harvey